RESTRICTED STOCK UNIT AGREEMENT
(Under the Kaman Corporation
2003 Stock Incentive Plan)

THIS AGREEMENT, made and entered into as of the ___ day of _______, 20___, by and between KAMAN CORPORATION, a Connecticut corporation, with its principal office in Bloomfield, Connecticut (the “Corporation”), and _________________, (the “Participant”).

WITNESSETH:

WHEREAS, it has been determined that the Participant, who currently serves as _________ of the Corporation, is an Eligible Person under the Corporation’s 2003 Stock Incentive Plan (the “Plan”);

WHEREAS, effective _________, the Corporation has granted a Restricted Stock Unit Award to the Participant pursuant to the Plan and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties agree as follows:

Section 1.  Restricted Stock Unit Award.

(a) Subject to the terms and conditions of this Agreement and the Plan, the Corporation hereby grants an Award of _________________ (_____) Restricted Stock Units (the “Units”) to the Participant.  In consideration of the benefits described in this Agreement, which Participant acknowledges are good, valuable and sufficient consideration, the Participant agrees to comply with the terms and conditions of this Agreement.  The Units and this Agreement are subject to the terms and provisions of the Plan.  By executing this Agreement, the Participant agrees to be bound by the terms and provisions of the Plan and this Agreement.

(b) In order for this grant of the Units to take effect, the Participant must execute and deliver a copy of this Agreement to the Vice President – Human Resources of the Corporation at the Corporation’s offices in Bloomfield, Connecticut within sixty (60) days of the date of this Agreement.  If the Agreement is not executed and delivered as set forth herein, the Participant shall not be entitled to this grant of Units regardless of the extent to which the vesting requirements in Section 2 are satisfied.

Section 2.  Vesting.

(a) Vesting Generally.  No portion of this Award may be received until such portion shall have vested.  Except as otherwise provided herein, the Units shall vest in accordance with Exhibit A hereto, provided in each case that the Participant is then, and since the date of grant has continuously been, employed by the Corporation or one of its Subsidiaries.  The Participant shall vest in the Units only if the Participant is continuously employed by the Corporation or its Subsidiaries from the date the Units are granted through the end of the vesting period, except as otherwise provided herein or as otherwise provided by the Committee.  Transfer of employment between the Corporation and its Subsidiaries, or from one Subsidiary to another, shall not constitute a separation from employment hereunder, and service time with such entities shall be aggregated for the purposes of the vesting period.

(b) Early Vesting Upon Change in Control.  Notwithstanding the vesting schedule set forth in Exhibit A, but subject to the other terms and conditions set forth herein, upon the effective date of a Change in Control, all of the Participant’s unvested Units shall immediately and unconditionally become vested.

(c) Vesting Upon Termination of Employment Generally.  If the Participant’s employment by the Corporation or any of its Subsidiaries is voluntarily or involuntarily terminated for any reason (excluding death, Disability or retirement at or after 62 years of age under the terms of the Kaman Corporation Employees’ Pension Plan (“Retirement”)), the Participant’s right in any Units that are not vested shall automatically terminate upon the effective date of such termination of employment with the Corporation and its Subsidiaries and such Units shall be canceled as provided within the terms of the Plan and shall be of no further force and effect.  In the event of such termination, the Corporation, as soon as practicable following the effective date of termination, shall settle any of the Participant’s vested Units in accordance with Section 3 hereof that have not been otherwise settled prior to such event.

(d) Vesting Upon Death, Disability or Retirement.  If the Participant’s employment by the Corporation or its Subsidiaries is terminated by reason of the Participant’s death, Disability or Retirement, during the Restriction Period, then upon the effective date of such event, all of the Participant’s unvested Units shall immediately and unconditionally become vested.

(e) Section 409A.  Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or any portion of the balance, of the Units is accelerated in connection with the Participant’s Retirement or other termination of employment (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Corporation), other than due to death, and if (i) the Participant is a “specified employee” within the meaning of Section 409A at the time of such termination and (ii) the payment of such accelerated Units will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination of employment, then the payment of such accelerated Units otherwise payable to the Participant during such six (6) month period will accrue and will be paid to the Participant on the date six (6) months and one (1) day following the date of the Participant’s termination of employment, unless the Participant dies following his or her termination of employment, in which case the Units will be paid in shares of Stock to the Participant’s estate as soon as practicable following the Participant’s death.  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Units provided under this Agreement or shares of Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

Section 3.  Settlement of Units.

(a) Each vested Unit entitles the Participant to receive one share of the Corporation’s Stock.  As soon as practicable after vesting, and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such vesting and with the requirements hereof and of the Plan, each Unit shall be retired and one share of Stock shall be issued to the Participant in uncertificated form and recorded on the shareholder records maintained by the Transfer Agent and Registrar of the Corporation’s Common Stock (the “Transfer Agent”).  The determination of the Committee as to such compliance shall be final and binding on the Participant.

(b) Until such time as shares of Stock have been issued to the Participant pursuant to Section 3(a) above, the Participant shall not have any rights as a holder of the shares of Stock underlying this Award including but not limited to voting rights and the right to receive dividends.

Section 4.  Transferability.  This Agreement is personal to the Participant, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  This Award is available, during the Participant’s lifetime, only to the Participant, and thereafter, only to the Participant’s designated beneficiary.

Section 5.  Tax Withholding.  The Participant minimum tax withholding obligation shall be satisfied through a cash payment, or net issuance of shares. In the case of a net issuance of shares, the Corporation shall withhold from shares of Stock to be issued to the Participant a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum tax withholding amount due.

Section 6.  Tax Consequences.  The Corporation makes no representation or warranty to the Participant as to the tax treatment of the Participant’s receipt of the Award or vesting of the Units or upon the Participant’s sale or other disposition of the Stock.  The Participant should rely on his or her own tax advisors for such advice.

Section 7.  No Employment Rights.  No provision of this Agreement shall:

(a) confer or be deemed to confer upon the Participant any right to continue in the employ of the Corporation or any Subsidiary or in any way affect the right of the Corporation or any Subsidiary to dismiss or otherwise terminate the Participant’s employment at any time for any reason with or without cause, or

(b) be construed to impose upon the Corporation or any Subsidiary any liability for any forfeiture of Units which may result under this Agreement if the Participant’s employment is so terminated, or

(c) affect the Corporation’s right to terminate or modify any contractual relationship with a Participant, who is not an employee of the Corporation or a Subsidiary.

Section 8.  No Liability For Business Acts Or Omissions.  The Participant recognizes and agrees that the Board or the officers, agents or employees of the Corporation, including the Committee, in their conduct of the business and affairs of the Corporation, may cause the Corporation to act, or to omit to act, in a manner that may, directly or indirectly, prevent the Units from vesting under this Agreement.  No provision of this Agreement shall be interpreted or construed to impose any liability upon the Board or any officer, agent or employee of the Corporation, including the Committee, for any forfeiture of Units that may result, directly or indirectly, from any such action or omission.

Section 9.  Changes in the Underlying Stock.  In the event of recapitalization, stock split, stock dividend, divisive reorganization or other change in capitalization affecting the Corporation’s Stock, an appropriate adjustment will be made in respect of the Units.

Section 10.  Interpretation.  This Agreement shall at all times be interpreted, administered and applied in a manner consistent with the provisions of the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control and the Plan is incorporated herein by reference.

Section 11.  Amendment; Modification; Waiver.  No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Committee and shall be agreed to in writing by the Participant.

Section 12.  Complete Agreement.  This Agreement, including the Plan and any exhibits hereto, contains the entire Agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto.

Section 13.  Agreement Binding.  This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Participant, his or her heirs, devisees and legal representatives.

Section 14.  Legal Representative.  In the event of the Participant’s death or a judicial determination of his or her incompetence, reference in this Agreement to the Participant shall be deemed to refer to his or her legal representative, heirs or devisees, as the case may be.

Section 15.  Business Day.  If any event provided for in this Agreement is scheduled to take place on a day on which the Corporation’s corporate offices are not open for business, such event shall take place on the next succeeding day on which the Corporation’s corporate offices are open for business.

Section 16.  Titles.  The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.

Section 17.  Notices.

(a) Any notice to the Corporation pursuant to any provision of this Agreement will be deemed to have been delivered when delivered in person to the Corporation or when deposited in the United States mail, addressed to the Secretary of the Corporation at the Corporation’s corporate offices, or such other address as the Corporation may from time to time designate in writing.

(b) Any notice to the Participant pursuant to any provision of this Agreement will be deemed to have been delivered when delivered to the Participant in person or when deposited in the United States mail, addressed to the Participant at the address on the employee records of the Corporation or such other address as he or she may from time to time designate in writing.

Section 18.  Governing Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the conflicts of laws provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Participant	KAMAN CORPORATION

Signature	Neal J. Keating
Name:	Chairman, President and Chief Executive Officer

Dated

EXHIBIT A

VESTING

Vesting Date	Percentage of Restricted Stock Units Vested	Qualified Performance Criteria to be Met by Vesting Date, If Applicable
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